UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2026

Millrose Properties, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-42476	99-2056892
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Brickell Avenue, Suite 1400
Miami, Florida		33131
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 782-3841

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	MRP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 25, 2026 (the “Effective Date”), Millrose Properties, Inc., a Maryland corporation (the “Company”), entered into that certain Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders party thereto, the issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, which amended and restated the Company’s prior credit agreement. The Credit Agreement provides for (i) a four-year revolving credit facility with commitments in an aggregate amount of $1.335 billion, (ii) a delayed draw term loan facility in an aggregate amount of $500 million that may be utilized during the first year following the Effective Date, and (iii) an uncommitted accordion feature that allows the Company to seek additional loan commitments under the Credit Agreement in the future, subject to an aggregate maximum commitment amount of $2.5 billion. Borrowings under the Credit Agreement are subject to compliance with a borrowing base, which is a function of the values from time to time of the properties of the Company and its subsidiaries. The revolving loans and any delayed draw term loans borrowed under the Credit Agreement will mature on March 25, 2030. The net proceeds of the borrowings under the Credit Agreement will be used for general business purposes, including, but not limited to, funding the repayment of the loans outstanding under the Company’s prior credit agreement. The Credit Agreement is unsecured. Upon the Effective Date, the liens securing the loans under the Company’s prior credit agreement were released.

Loans under the Credit Agreement bear interest at the Adjusted Term SOFR Rate (as defined in the Credit Agreement) plus an applicable margin at the per annum rate of (i) 2.00%, if the Leverage Ratio (as defined in the Credit Agreement) is less than or equal to 0.30 to 1.00, (ii) 2.25% if the Leverage Ratio is greater than 0.30 to 1.00 and less than or equal to 0.40 to 1.00, and (iii) 2.50% if the Leverage Ratio is greater than 0.40 to 1.00. At the Company’s option, loans may instead bear interest at the Alternate Base Rate (as defined in the Credit Agreement) plus an applicable margin at the per annum rate of 1.00% lower than the applicable margin for Adjusted Term SOFR Rate loans set forth above, in each case, based upon the Leverage Ratio.

As of the Effective Date, the Company’s obligations under the Credit Agreement are guaranteed by Millrose SPE LLC, a Delaware limited liability company, and MPSAB, LLC, a Delaware limited liability company, each a directly or indirectly wholly-owned subsidiary of the Company. In certain circumstances, the Credit Agreement requires the Company to cause certain future subsidiaries of the Company that are not Taxable REIT Subsidiaries or SPEs (each as defined in the Credit Agreement) to become guarantors.

The Credit Agreement includes affirmative and negative covenants applicable to the Company and its subsidiaries, including, without limitation, covenants regarding indebtedness, liens, dividends and other restricted payments, investments, asset sales, transactions with affiliates, negative pledges, mergers and other fundamental changes, permitted lines of business, financial contracts and designation of unrestricted subsidiaries. The Credit Agreement contains financial covenants, tested quarterly, consisting of a maximum Leverage Ratio, a minimum interest coverage ratio and a minimum tangible net worth. The Credit Agreement also requires the Company to maintain its status as a real estate investment trust.

The loans under the Credit Agreement may be accelerated if an event of default occurs. Events of default include (i) customary events of default and (ii) Kennedy Lewis Land and Residential Advisors LLC ceasing to be the Company’s manager and the Company failing to appoint a replacement manager reasonably acceptable to the required lenders within 90 days.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On March 27, 2026, the Company issued a press release announcing the Company’s entrance into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Credit Agreement, dated as of March 25, 2026, among Millrose Properties, Inc., the lenders from time to time party thereto, the issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release dated March 27, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLROSE PROPERTIES, INC.

Date: March 27, 2026	By:	/s/ Garett Rosenblum
	Name:	Garett Rosenblum
	Title:	Chief Financial Officer and Treasurer